Exhibit 99.1

Schlumberger Announces Full-Year and Fourth-Quarter 2014 Results

•	Fourth-quarter revenue of $12.6 billion increased 6% year-on-year

•	Fourth-quarter EPS of $1.50, excluding charges and credits, grew 11% year-on-year

•	Board approves 25% increase in dividend, effective April 10, 2015

•	12.1 million shares repurchased during the quarter for $1.1 billion

•	Fourth-quarter restructuring, impairment and currency devaluation charges of $1.27 per share

Houston, January 15, 2015 – Schlumberger Limited (NYSE:SLB) today reported results for the full-year and fourth-quarter 2014. Full-year results are shown in the table below.

Full-Year Results

	(Stated in millions, except per share amounts)
	Twelve Months Ended		Growth
	Dec. 31, 2014	Dec. 31, 2013	Year-on-year
Revenue	$48,580	$45,266	7%
Pretax operating income	10,576	9,344	13%
Income from continuing operations, excluding charges and credits*	7,282	6,332	15%
Diluted EPS from continuing operations, excluding charges and credits*	$5.57	$4.75	17%
Pretax operating margin	21.8%	20.6%	113 bps
North America revenue	$16,151	$13,897	16%
North America pretax operating income	3,057	2,735	12%
North America pretax operating margin	18.9%	19.7%	-75 bps
International revenue	$32,089	$30,932	4%
International pretax operating income	7,677	6,879	12%
International pretax operating margin	23.9%	22.2%	168 bps

*	Income from continuing operations, including charges and credits, was $5.643 billion in 2014 and $6.801 billion in 2013. Diluted EPS from continuing operations, including charges and credits, was $4.31 in 2014 and $5.10 in 2013. See section entitled “Charges & Credits” for details.

Schlumberger CEO Paal Kibsgaard commented, “Full-year 2014 revenue of $48.6 billion increased 7% year-on-year and grew for the fifth consecutive year. Performance was driven by North America where revenue grew 16%, while International Area growth of 4% was led by a 10% increase in Middle East & Asia Area revenue. Full-year pretax operating income grew by 13%, with pretax operating margin expanding 113 basis points to 21.8%. International margin expanded by 168 basis points to reach 23.9%, reflecting an incremental operating margin of 69%.

“The strength of these results demonstrated the resiliency of our business portfolio in the face of activity challenges in 2014 in Brazil, Mexico, and China; reduced spending in deepwater, exploration and seismic activity; unrest in Libya and Iraq; international sanctions in Russia; and the accelerating fall in the price of oil toward the end of the year. The combination of these headwinds reduced revenue growth by more than $1 billion, or 2%, yet revenue still increased 7% as a result of strong tailwinds in Argentina, Ecuador, Sub-Saharan Africa, Saudi Arabia, the United Arab Emirates, and North America that combined with market share gains, drove overall performance.

Fourth-Quarter Results

	(Stated in millions, except per share amounts)
	Three Months Ended			Growth
	Dec. 31, 2014	Sep. 30, 2014	Dec. 31, 2013	Sequential	Year-on-year
Revenue	$12,641	$12,646	$11,906	—	6%
Pretax operating income	2,781	2,806	2,604	-1%	7%
Income from continuing operations, excluding charges and credits*	1,941	1,949	1,786	—	9%
Diluted EPS from continuing operations, excluding charges and credits*	$1.50	$1.49	$1.35	1%	11%
Pretax operating margin	22.0%	22.2%	21.9%	-19bps	13bps
North America revenue	$4,324	$4,255	$3,649	2%	19%
North America pretax operating income	849	825	716	3%	19%
North America pretax operating margin	19.6%	19.4%	19.6%	24bps	1bps
International revenue	$8,210	$8,309	$8,151	-1%	1%
International pretax operating income	1,990	2,041	1,917	-2%	4%
International pretax operating margin	24.2%	24.6%	23.5%	-33bps	71bps

*	Income from continuing operations, including charges and credits, was $302 million in the fourth-quarter of 2014, $1.949 billion in the third-quarter of 2014 and $1.664 billion in the fourth-quarter of 2013. Diluted EPS from continuing operations, including charges and credits, was $0.23 in the fourth-quarter of 2014, $1.49 in the third-quarter of 2014 and $1.26 in the fourth-quarter of 2013. See section entitled “Charges & Credits” for details.

“Fourth-quarter results were led by record revenue in North America due to continued efficiency improvements and new technology uptake in pressure pumping land and by the recovery of activity in the US Gulf of Mexico. In the international markets, growth was strongest in the Middle East & Asia Area, driven by record revenue in Saudi Arabia and Bahrain, robust activity in Kuwait and the United Arab Emirates, and year-end increases in product and software sales across the Area. Latin America revenue was slightly higher on increased activity in Venezuela and Colombia, but the effect of this was offset by decreased work scope in Mexico due to budget constraints and weather. Europe/CIS/Africa revenue declined significantly, mainly from weakness in the ruble and seasonal activity declines in Russia, although activity was also lower in the Angola, Norway and United Kingdom GeoMarkets as rig counts fell in response to the dramatic fall in oil prices.

“Among the Technologies, the Production Group grew by 5.5% on pressure pumping services in North America while the Reservoir Characterization and Drilling Groups declined sequentially by 2.8% and 3.4%, respectively. The lower Reservoir Characterization Group activity was due to a seasonal decline in marine seismic work while the Drilling Group suffered from currency effects and seasonal declining activity in Russia. As expected, year-end software, product and multiclient license sales of approximately $260 million mainly benefited the Production and Reservoir Characterization Groups but were weaker than usual as customers reduced discretionary spend.

“During the quarter, the forecasts for global GDP softened somewhat while growth is still expected to be 3% in 2015, confirming that the global economic recovery is intact. As a result, demand for oil continues to increase but significantly higher marketed supply has led to a dramatic fall in oil price. As E&P investment falls in response, decline rates will impact oil production capacity, while sharply lower E&P activity will delay supply additions. At the same time, markets for natural gas remain comfortably supplied in North America, while new LNG capacity additions in Asia and weaker demand in Europe are putting pressure on prices in these regions.

“In this uncertain environment, we continue to focus on what we can control. We have already taken a number of actions to restructure and resize our organization that has led us to record a number of charges in the fourth quarter. We are convinced that performance must now be driven by an accelerated change in the way we work through our transformation program. The delivery of new technology that improves the performance of our customers’ reservoirs; the increases in efficiency and reliability that reduce overall finding, development and production costs; and the opportunities for growth from more integration—are all significant drivers of our own and our customers’ performance. Tangible results have already been recorded and, as we accelerate the benefits of the transformation program across both Technologies and GeoMarkets in 2015, we believe we are well-placed to outperform.

“Our considerable financial strength, as demonstrated by a strong cash conversion rate of earnings that generated over $6 billion in free cash flow in 2014, has led the Board of Directors to approve an increase in our dividend for the fifth consecutive year, resulting in the doubling of our dividend over the five-year period. In combination with our continuing share repurchase program, this clearly underlines the confidence in our ability to generate superior cash flows in spite of the more challenging environment.”

Other Events

On January 15, 2015, the Board of Directors approved a 25% increase in the quarterly dividend from $0.40 per share of outstanding common stock to $0.50 per share, beginning with the dividend payable on April 10, 2015 to stockholders of record on February 11, 2015.

During the quarter, Schlumberger repurchased 12.1 million shares of its common stock at an average price of $90.22 per share for a total purchase price of $1.1 billion.

On January 6, 2015, Schlumberger, OneSubsea®, a Cameron and Schlumberger joint venture, and Helix Energy Solutions Group, Inc. announced the execution of definitive agreements for the companies’ non-incorporated alliance—formed to develop technologies and deliver equipment and services to optimize the value chain of subsea well intervention systems. The alliance combines the expertise and capabilities of all three companies to provide a unique offering, integrating well-access equipment and control technologies with marine support.

North America

North America fourth-quarter revenue of $4.3 billion increased 2% sequentially—with land revenue up 5%. Land revenue increased both in the US and Western Canada on higher pressure pumping activity, continued efficiency improvement, and higher uptake of new technology—specifically for BroadBand* family of services. Fourth-quarter activity in the US Gulf of Mexico increased by 12% driven by year-end multiclient license sales and resumption of operations after loop current disruptions in the third quarter. Eastern Canada revenue declined sequentially following completion of the season’s exploration program and marine seismic activity.

North America pretax operating margin increased 24 basis points (bps) sequentially to reach 19.6% on increased Western Canada activity, continued efficiency gains, increased penetration of new technology, and improved recovery of logistical costs in US land. North America offshore operating margin improved on a better revenue mix from high-margin multiclient license sales.

During the fourth quarter, new technologies helped to meet customer challenges in North American unconventional resource development. These technologies targeted to increased production and more efficient operations enabling customers to lower overall cost in a declining commodity-price market.

In North Dakota, Well Services BroadBand Sequence* fracturing service was deployed for Whiting Petroleum to stimulate a challenging 2,000-ft interval of a horizontal well located at the heel of a cemented 10,000-ft lateral. Following the stimulation treatment, a production profile run by Wireline Flow Scanner* well production logging technology confirmed that the interval stimulated with BroadBand Sequence technology contributed 42% of the total oil production, while the remaining 8,000-ft of the well contributed 58%.

In Oklahoma, Well Services BroadBand Sequence fracturing service was used for Apache Corporation in the stimulation of a horizontal well in the Cottage Grove formation. Apache chose BroadBand technology to ensure adequate wellbore coverage. As a result, initial post-treatment well production exceeded the initial production of two comparable offset wells completed using conventional stimulation methods by 74% and 134% respectively.

Schlumberger Drilling Group technologies were used for Talisman Energy to improve drilling efficiency in horizontal wells in the Marcellus Shale. The Drilling & Measurements PowerDrive Orbit* rotary steerable system with Smith SHARC* high-abrasion-resistance polycrystalline diamond compact (PDC) bits led to higher overall rates of penetration (ROP) than conventional rotary steerable systems, and resulted in an average saving of 1.3 days or $70,000 per well.

In US land, Drilling Group technologies were also deployed for Noble Energy Inc. to improve drilling times on extended-length horizontal wells in the Niobrara unconventional play in the DJ Basin. The combination of PowerDrive vorteX* rotary steerable technology with improved inclination and azimuth control, and Smith customized PDC bits consistently drilled lateral well sections of over 9,500 ft. in a single run. As a result, the customer saved more than 2 days per well by eliminating the need for a dedicated reamer run. In addition, the improved smoothness of the borehole drilled reduced completion assembly run times.

International Areas

Revenue for the International Areas of $8.2 billion decreased 1% sequentially.

Middle East & Asia Area revenue of $3.1 billion grew 4% sequentially driven by record revenue in Saudi Arabia and Bahrain, increased activity in Kuwait and the United Arab Emirates, and year-end product and software sales across the Area.

Revenue in the Latin America Area of $2.1 billion grew by 1% on increased activity in Venezuela and Colombia, offset by decreased work scope in Mexico due to budgetary constraints.

Europe/CIS/Africa Area revenue of $3.1 billion fell 7% due mainly to weakness in the ruble and the seasonal activity decline in Russia. Following the peak summer drilling and exploration campaigns of the previous quarter, customer spending decelerated as oil prices weakened. As a result, rig count reductions led to activity declines in Angola, Norway and the United Kingdom GeoMarkets.

Sequentially, International Area pretax operating margin of 24.2% decreased 33 bps. Middle East & Asia pretax operating margin increased by 71 bps to 28.3% while Latin America decreased 102 bps to 20.9% and Europe/CIS/Africa declined 112 bps to 22.3%. The decline in International Area pretax operating margin was primarily driven by an unfavorable revenue mix in the fourth quarter following the high-margin peak summer drilling and exploration campaigns of the third quarter. Unfavorable currency effects and activity declines in Russia also contributed to margin contraction.

During the quarter, the International Areas saw a number of integration-related highlights.

Statoil awarded Schlumberger a contract for the supply of integrated drilling and well services in the Mariner field on the North Sea UK continental shelf (UKCS). The four-year contract, with options for several four-year extensions, includes options for Bressay, another Statoil-operated field on the UKCS, and will also work as a framework agreement for exploration drilling on the UKCS. The contract features an innovative procurement approach where Schlumberger works as an integral part of the Statoil team delivering all the main drilling and well services including drilling, fluids, cementing, completions and electrical submersible pumps. The scope of work includes a total of 22 drilling and well services and responsibility for logistics support. Drilling is planned to start in 2016.

In Germany, Well Intervention delivered increased efficiency and reliability on the world’s first ACTive* coiled-tubing drilling operation in a challenging gas well for Wintershall. The integration of ACTive real-time downhole measurement, Drilling Tools & Remedial Turbodrill* and Smith Kinetic* impregnated PDC bit technologies enabled deepening of the well with a 300% improvement in the ROP compared to conventional coiled-tubing conveyed drilling methods. Also, ACTive* in-well live performance with distributed temperature sensing was used to validate stimulation results and to monitor gas production. In addition, CoilScan* CT pipe inspection technology provided enhanced operational reliability through real-time pipe integrity monitoring.

Offshore Brazil, Drilling Group technologies were deployed for Shell to increase reliability and drilling efficiency in a batch drilling campaign of deepwater development wells. The Drilling & Measurements PowerDrive Xceed* rotary steerable system design underwent engineering customization to drill directional wells more reliably in extremely challenging, high-ROP environments. As a result, in the challenging 17 1/2-in riser-less sections re-designed Xceed technology combined with the XR+ drilling system drilled an unprecedented four wells in a row, over a total distance of 2,600 m, and more than one week below the rotary table. The increased reliability of Xceed technology helped eliminate two planned drillstring trips back to surface, enabling Shell to save two days of rig time. In the 8 1/2-in reservoir sections, the combination of Drilling & Measurements GeoSphere* reservoir mapping-while-drilling service and the well placement services of Petrotechnical Services using the Petrel* E&P software platform, enabled successful mapping of the reservoirs and delivery of high net-to-gross reservoir contact.

In Malaysia, PETRONAS Carigali Sdn Bhd awarded Schlumberger an integrated project management contract for the construction of 10 development wells in the Bokor field. The 18-month contract is expected to be worth $130 million over the contract period, and includes the supply of drilling and completion products and services as well as project management, well engineering, and wellsite supervision. This new contract benefits from lessons learned during construction of 17 wells over the previous phase of the Bokor project, along with the application of integrated Schlumberger drilling and completion technology to improve operational efficiency and reduce total well cost.

Reservoir Characterization Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Growth
	Dec. 31, 2014	Sep. 30, 2014	Dec. 31, 2013	Sequential	Year-on-year
Revenue	$3,093	$3,184	$3,306	-3%	-6%
Pretax operating income	956	954	1,031	—	-7%
Pretax operating margin	30.9%	30.0%	31.2%	95 bps	-27 bps

Sequentially, Reservoir Characterization Group revenue of $3.1 billion declined 3% primarily due to the seasonal drop in marine seismic activity in the North Sea and Eastern Canada. Wireline revenue also decreased on lower exploration activity in Angola and seasonal activity and currency declines in Russia. These sequential decreases were partially offset by year-end multiclient license and software sales.

Pretax operating margin of 30.9% was 95 bps higher sequentially on a favorable revenue mix from high-margin multiclient license and software sales.

In addition to contract awards during the fourth quarter, new Reservoir Characterization Group technologies helped meet customer challenges in reducing sub-surface risk, characterizing complex reservoirs and improving well production and reservoir recovery.

In Angola, Wireline technologies were deployed on two interval pressure transient tests for ENI Angola, S.p.A. to assess commercial reserves in a deepwater well. The combination of the MDT* modular formation dynamics tester configured with Saturn* 3D radial probe technology and the InSitu Fluid Analyzer* system helped derive zonal permeabilities with a fast turnaround time using InSitu Viscosity* reservoir fluid measurements. In addition, the larger flow area offered by the Saturn elliptical inlet design led to efficient capture and retrieval of reservoir fluid samples and enabled the customer to save 23 days of rig time by eliminating the need for a full drill stem test.

Saturn 3D technology was also deployed for PEMEX to obtain high quality reservoir fluid samples in a deepwater exploration well in multiple laminated turbiditic sequences offshore Mexico. Saturn technology’s larger flow area and improved sealing capability led to improvements in operational efficiency with the acquisition of fluid samples in three different intervals at mobilities as low as 0.03 mD/cP, and enabled the customer to save up to 40% in fluid sampling time compared with conventional methods.

In Abu Dhabi, Wireline Flow Scanner well production logging and TuffTRAC* cased-hole services tractor technologies were deployed for ZADCO in a multilateral well to measure the production contribution from each lateral section. The TuffTRAC tractor’s modular design allowed access to the main wellbore across complex completion intervals enabling high speed logging along the lateral. This reduced overall conveyance time by 36% compared to conventional methods.

In West Africa, Hess Corporation awarded WesternGeco a second 4D monitor survey using Q-Marine* point-receiver seismic technology over Ceiba, Okume and Oveng fields offshore Equatorial Guinea. This is the third Q-Marine survey acquired over these fields, following the original baseline survey in 2003 and the first 4D monitor survey in 2010.

In the US Gulf of Mexico, a four-vessel crew commenced the customer-funded Revolution X survey in the Garden Banks area. The survey will be acquired using WesternGeco Dual Coil Shooting* multivessel full-azimuth acquisition, Delta* calibrated marine broadband seismic source, and ObliQ* sliding-notch broadband acquisition and imaging technologies for both field development and conventional exploration. Acquisition of the Revolution X survey is expected to be completed in the second quarter of 2015.

Drilling Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Growth
	Dec. 31, 2014	Sep. 30, 2014	Dec. 31, 2013	Sequential	Year-on-year
Revenue	$4,658	$4,821	$4,440	-3%	5%
Pretax operating income	966	1,045	880	-8%	10%
Pretax operating margin	20.7%	21.7%	19.8%	-94 bps	91 bps

Sequentially, Drilling Group revenue of $4.7 billion decreased 3% primarily on unfavorable currency effects and activity declines in Russia for Drilling & Measurements and M-I SWACO Technologies. In Mexico, lower Integrated Project Management (IPM) activity due to budgetary constraints also contributed to the decrease.

Pretax operating margin declined 94 bps sequentially to 20.7% mainly due to currency and activity declines in Russia.

During the fourth quarter, new Drilling Group technologies boosted performance through improving drilling efficiency, assuring wellbore integrity and optimizing well placement.

In Australia, Drilling & Measurements GeoSphere* reservoir mapping-while-drilling service was deployed in an infill development drilling campaign consisting of five horizontal development wells and one water injector. In spite of the low resistivity contrast in the reservoir, GeoSphere technology successfully detected multiple resistivity layers, corresponding to different geological interfaces and fluid contacts, at distances in excess of 30 m. In addition, the top of the reservoir was clearly detected, enabling rapid well trajectory adjustments to avoid faults and to deliver maximum reservoir exposure.

Further to optimizing well placement offshore Western Australia, Drilling & Measurements GeoSphere reservoir mapping-while-drilling service was also used to drill horizontal wells with oil columns less than 65-ft thick and horizontal trajectories greater than 8,000 ft. Previously, drilling steerability using conventional directional methods has been a challenge, particularly in the interbedded reservoir. GeoSphere technology enabled the real-time delineation of layers in the reservoir while steering the laterals to achieve maximum contact. As a result, GeoSphere technology delivered timely reservoir-scale information that complemented surface seismic data and helped generate accurate geological cross-sections used to update geological reservoir models.

In Central China, Drilling Group technologies in collaboration with CNPC’s CCDC-DPRI were deployed for PetroChina to improve drilling performance and to set a new record in a shale gas well in the Sichuan province’s ChangNing block. The combination of Drilling & Measurements PowerDrive Archer* high build rate and PowerDrive vorteX* powered rotary steerable technologies with a Smith PDC bit, customized by the IDEAS* integrated platform, drilled the well in 34 days—31% faster than the previous drilling record.

In the Norwegian sector of the North Sea, Drilling & Measurements PowerDrive Orbit* rotary steerable technology was used for Shell to help improve directional control in the 8 1/2-in section of a challenging HPHT well in the deepwater Onyx field. The newly developed pad design and self-steering automation offered by PowerDrive Orbit technology provided controlled steerability which resulted in well verticality below 0.5º, an order of magnitude better than conventional drilling methods. PowerDrive Orbit technology achieved this performance in a single run, which lasted 283 hours—representing the longest drilling run in the field to date.

In Venezuela, Drilling & Measurements PowerDrive Orbit rotary steerable technology was deployed for PDVSA to improve drilling efficiency in high-angle 8 1/2-in well sections in sandstone reservoirs characterized by cross-interbedded layers of hard and soft rock formations. In the past, conventional drilling methods have been challenged by high downhole temperatures and severe stick and slip conditions. Overall, the PowerDrive Orbit system delivered the required directional control and achieved a 100% increase in ROP compared to conventional drilling methods, saving the customer nearly 9 days of rig time.

In Colombia, Drilling Group technologies were deployed for Equión Energia to provide full directional control while drilling a challenging well in the Mirador formation, characterized by highly abrasive and hard sandstone formations. The combination of customized Drilling & Measurements PowerDrive Xceed rotary steerable technology and a Smith bit with ONYX 360* rolling PDC cutter technology enabled accurate steering through the high-dipping and abrasive formation. As a result of these Drilling Group technologies, 927 ft of the well’s 14 3/4-in section was drilled with full directional control, constant ROP, and stable, drilling-free vibration, which had not been possible with conventional drilling methods.

In Western Kazakhstan, Drilling Group technologies were deployed for Zhaikmunai LLP, a member of Nostrum Oil & Gas Group, to drill a challenging 8  1⁄2-in section of a well in the Chinarevskoye field. The combination of StingBlade* conical diamond element and Drilling & Measurements PowerV 675* rotary steerable technologies helped overcome wear in drilling an abrasive carbonate section with up to 40% chert, and achieved a ROP 166% higher than offset wells using conventional drilling methods. As a result, the well section was drilled efficiently and placed optimally, enabling the customer to save six days of drilling time, or approximately $180,000.

Production Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Growth
	Dec. 31, 2014	Sep. 30, 2014	Dec. 31, 2013	Sequential	Year-on-year
Revenue	$4,954	$4,697	$4,219	5%	17%
Pretax operating income	908	857	730	6%	24%
Pretax operating margin	18.3%	18.3%	17.3%	-3 bps	101 bps

Production Group revenue of $5.0 billion increased 5% sequentially. Improved activity in Western Canada, higher uptake of technology specifically for BroadBand services, continued efficiency improvements, and improved logistics in pressure pumping in North America land accounted for the strong sequential revenue growth. Year-end sales of Completions and Artificial Lift products also contributed to the sequential increase.

Pretax operating margin of 18.3% was flat sequentially as pricing pressure, particularly in the US land market, was offset by an improved volume of activity in Western Canada and by improved efficiency, better fleet utilization, and recovery of logistical costs in the North America land markets.

New Production Group technologies helped meet a number of customer challenges during the fourth quarter in driving operational efficiency and accelerating production.

In Kuwait, Well Intervention technologies were used for Kuwait Oil Company in a large matrix stimulation treatment in a horizontal well in the Managish oil field. Coiled tubing deployed Jet Blaster* jetting scale removal technology enabled filter cake removal and delivered a controlled fluid treatment placement in the extended-reach, openhole section of the well. The high-rate, efficient jetting delivered by Jet Blaster technology also enabled filter cake removal in the well’s challenging toe section, which led to a three-fold increase in treatment fluid injectivity, and a saving in rig time versus plan. As a result of the intervention, the well’s oil production increased significantly compared to offset wells in the same field.

Offshore Congo, Well Services UltraMARINE* high temperature seawater-based fracturing fluid was used for SOCO in the stimulation of a well in the Lidongo field. The post-treatment well test confirmed a 14-fold increase in the well’s productivity index compared to the pre-fracture well test, a result which exceeded the customer’s expectations.

In Atlantic Canada, IPM performed its first light well intervention operation with well access and control technologies for Suncor Energy in a well offshore Newfoundland, using the capabilities of Helix Well Ops (UK) to provide marine support. This first-of-a-kind operation in Canada relied on experienced local and global resources from the various companies, and delivered the operational objectives through integration across GeoMarkets leveraging Schlumberger wireline and slickline technologies.

In Norway, BP Norge AS awarded Schlumberger a long-term contract for the supply of coiled tubing services for various offshore assets. The eight-year contract, with two optional term extensions of one year each, includes the provision of offshore coiled tubing and pressure pumping equipment and associated services.

In Mexico, PEMEX awarded Schlumberger a three-year coiled tubing and nitrogen services contract valued at approximately $160 million over the contract period, representing the largest award in the Multipackage Tender in the Marine region. The award was based on commercial terms, QHSE performance, and the Schlumberger proven offshore technology track record.

Also in Mexico, Schlumberger was awarded a multiyear contract worth $100 million to perform gas conformance operations in the Marine region, with the proprietary FoamSEAL* technology, placed from a dedicated stimulation vessel.

Financial Tables

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Fourth Quarter		Twelve Months
Periods Ended December 31,	2014	2013	2014	2013
Revenue	$12,641	$11,906	$48,580	$45,266
Interest and other income	71	59	291	165
Gain on formation of OneSubsea (1)	—	—	—	1,028
Expenses
Cost of revenue (1)	9,691	9,283	37,398	35,331
Research & engineering	324	304	1,217	1,174
General & administrative	122	111	475	416
Impairments & other (1)	1,773	—	1,773	456
Interest	87	97	369	391

Income before taxes	715	2,170	7,639	8,691
Taxes on income (1)	398	487	1,928	1,848

Income from continuing operations	317	1,683	5,711	6,843
Loss from discontinued operations	—	—	(205)	(69)

Net income	317	1,683	5,506	6,774
Net income attributable to noncontrolling interests	15	19	68	42

Net income attributable to Schlumberger	$302	$1,664	$5,438	$6,732

Schlumberger amounts attributable to:
Income from continuing operations (1)	$302	$1,664	$5,643	$6,801
Loss from discontinued operations	—	—	(205)	(69)

Net income	$302	$1,664	$5,438	$6,732

Diluted earnings per share of Schlumberger (2)
Income from continuing operations (1)	$0.23	$1.26	$4.31	$5.10
Loss from discontinued operations	—	—	(0.16)	(0.05)

Net income	$0.23	$1.26	$4.16	$5.05

Average shares outstanding	1,282	1,312	1,295	1,323
Average shares outstanding assuming dilution	1,293	1,326	1,308	1,333

Depreciation & amortization included in expenses (3)	$1,065	$988	$4,094	$3,879

(1)	See section entitled “Charges & Credits” for details.
(2)	May not add due to rounding.
(3)	Includes depreciation of property, plant and equipment, as well as amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Dec. 31,	Dec. 31,
	2014	2013
Assets
Current Assets
Cash and short-term investments	$7,501	$8,370
Receivables	11,171	11,497
Other current assets	6,022	6,358

	24,694	26,225
Fixed income investments, held to maturity	442	363
Fixed assets	15,396	15,096
Multiclient seismic data	793	667
Goodwill	15,487	14,706
Other intangible assets	4,654	4,709
Other assets	5,438	5,334

	$66,904	$67,100

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,246	$8,837
Estimated liability for taxes on income	1,647	1,490
Short-term borrowings and current portion of long-term debt	2,765	2,783
Dividend payable	518	415

	14,176	13,525
Long-term debt	10,565	10,393
Postretirement benefits	1,501	670
Deferred taxes	1,296	1,708
Other liabilities	1,317	1,169

	28,855	27,465
Equity	38,049	39,635

	$66,904	$67,100

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt.

Details of changes in Net Debt follow:

	(Stated in millions)
Periods Ended December 31,	Twelve Months 2014	Fourth Quarter 2014	Twelve Months 2013
Income from continuing operations before noncontrolling interests	$5,711	$317	$6,843
Impairments and other charges, net of tax	1,167	1,167	467
Currency devaluation loss in Venezuela	472	472	92
Gain on formation of OneSubsea	—	—	(1,028)

Income from continuing operations before noncontrolling interests, excluding charges & credits	7,350	1,956	6,374
Depreciation and amortization (1)	4,094	1,065	3,879
Pension and other postretirement benefits expense	355	89	518
Stock-based compensation expense	329	83	315
Pension and other postretirement benefits funding	(390)	(72)	(538)
(Increase)decrease in working capital	(36)	955	120
Other	(507)	(163)	22

Cash flow from operations	11,195	3,913	10,690

Capital expenditures	(3,976)	(1,210)	(3,943)
SPM investments	(740)	(171)	(902)
Multiclient seismic data capitalized	(321)	(109)	(394)

Free cash flow (2)	6,158	2,423	5,451

Stock repurchase program	(4,678)	(1,096)	(2,596)
Dividends paid	(1,968)	(517)	(1,608)
Proceeds from employee stock plans	825	30	537

	337	840	1,784

Business acquisitions and investments, net of cash acquired plus debt assumed	(1,501)	(452)	(610)
Payment for OneSubsea	—	—	(600)
Other	220	70	94

(Increase)decrease in Net Debt	(944)	458	668
Net Debt, Beginning of period	(4,443)	(5,845)	(5,111)

Net Debt, December 31st	$(5,387)	$(5,387)	$(4,443)

Components of Net Debt	Dec. 31, 2014	Sept 30, 2014	Dec. 31, 2013
Cash and short-term investments	$7,501	$6,759	$8,370
Fixed income investments, held to maturity	442	473	363
Short-term borrowings and current portion of long-term debt	(2,765)	(1,451)	(2,783)
Long-term debt	(10,565)	(11,626)	(10,393)

	$(5,387)	$(5,845)	$(4,443)

(1)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(2)	“Free Cash Flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data capitalized. Management believes that this is an important measure because it represents funds available to reduce debt and pursue opportunities that enhance shareholder value such as making acquisitions and returning cash to shareholders through stock repurchases and dividends.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Full-Year and Fourth-Quarter 2014 Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions, except per share amounts)
	Fourth Quarter 2014
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS (1)	Income Statement Classification
Schlumberger income from continuing operations, excluding charges & credits	$2,488	$532	$15	$1,941	$1.50
WesternGeco restructuring (2)	(806)	(25)	—	(781)	(0.60)	Impairment & other
Currency devaluation loss in Venezuela (2)	(472)	—	—	(472)	(0.36)	Impairment & other
Workforce reduction (2)	(296)	(37)	—	(259)	(0.20)	Impairment & other
Impairment of SPM project (2)	(199)	(72)	—	(127)	(0.10)	Impairment & other

Schlumberger income from continuing operations, as reported	$715	$398	$15	$302	$0.23

	Twelve Months 2014
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, excluding charges & credits	$9,412	$2,062	$68	$7,282	$5.57
WesternGeco restructuring (2)	(806)	(25)	—	(781)	(0.60)	Impairment & other
Currency devaluation loss in Venezuela (2)	(472)	—	—	(472)	(0.36)	Impairment & other
Workforce reduction (2)	(296)	(37)	—	(259)	(0.20)	Impairment & other
Impairment of SPM project (2)	(199)	(72)	—	(127)	(0.10)	Impairment & other

Schlumberger income from continuing operations, as reported	$7,639	$1,928	$68	$5,643	$4.31

	Fourth Quarter 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, excluding charges & credits	$2,322	$517	$19	$1,786	$1.35
Provision for accounts receivable	(152)	(30)	—	(122)	(0.09)	Cost of revenue

Schlumberger income from continuing operations, as reported	$2,170	$487	$19	$1,664	$1.26

	Twelve Months 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, excluding charges & credits	$8,271	$1,897	$42	$6,332	$4.75
Gain on formation of OneSubsea joint venture	1,028	—	—	1,028	0.77	Gain on formation of OneSubsea
Impairment of equity method investments	(364)	(19)	—	(345)	(0.26)	Impairment & other
Provision for accounts receivable	(152)	(30)	—	(122)	(0.09)	Cost of revenue
Currency devaluation loss in Venezuela	(92)	—	—	(92)	(0.07)	Impairment & other

Schlumberger income from continuing operations, as reported	$8,691	$1,848	$42	$6,801	$5.10

(1)	Does not add due to rounding.
(2)	Refer to section entitled “Supplemental Information” for further details of these charges.

Product Groups

	(Stated in millions)
	Three Months Ended
	Dec. 31, 2014		Sept. 30, 2014		Dec. 31, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$3,093	$956	$3,184	$954	$3,306	$1,031
Drilling	4,658	966	4,821	1,045	4,440	880
Production	4,954	908	4,697	857	4,219	730
Eliminations & other	(64)	(49)	(56)	(50)	(59)	(37)

Pretax operating income		2,781		2,806		2,604
Corporate & other	—	(221)	—	(210)	—	(197)
Interest income(1)	—	8	—	8	—	7
Interest expense(1)	—	(80)	—	(84)	—	(92)
Charges & credits	—	(1,773)	—	—	—	(152)

	$12,641	$715	$12,646	$2,520	$11,906	$2,170

Geographic Areas
	(Stated in millions)
	Three Months Ended
	Dec. 31, 2014		Sept. 30, 2014		Dec. 31, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$4,324	$849	$4,255	$825	$3,649	$716
Latin America	2,053	429	2,036	446	2,003	425
Europe/CIS/Africa	3,063	683	3,303	774	3,225	726
Middle East & Asia	3,094	877	2,970	820	2,923	766
Eliminations & other	107	(57)	82	(59)	106	(29)

Pretax operating income		2,781		2,806		2,604
Corporate & other	—	(221)	—	(210)	—	(197)
Interest income(1)	—	8	—	8	—	7
Interest expense(1)	—	(80)	—	(84)	—	(92)
Charges & credits	—	(1,773)	—	—	—	(152)

	$12,641	$715	$12,646	$2,520	$11,906	$2,170

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

Product Groups

	(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2014		Dec. 31, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$12,224	$3,607	$12,463	$3,660
Drilling	18,462	3,872	17,099	3,293
Production	18,111	3,227	15,927	2,619
Eliminations & other	(217)	(130)	(223)	(228)

Pretax operating income		10,576		9,344
Corporate & other	—	(848)	—	(726)
Interest income(1)	—	31	—	22
Interest expense(1)	—	(347)	—	(369)
Charges & credits	—	(1,773)	—	420

	$48,580	$7,639	$45,266	$8,691

Geographic Areas

	(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2014		Dec. 31, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$16,151	$3,057	$13,897	$2,735
Latin America	7,699	1,639	7,754	1,589
Europe/CIS/Africa	12,515	2,765	12,411	2,593
Middle East & Asia	11,875	3,273	10,767	2,697
Eliminations & other	340	(158)	437	(270)

Pretax operating income		10,576		9,344
Corporate & other	—	(848)	—	(726)
Interest income(1)	—	31	—	22
Interest expense(1)	—	(347)	—	(369)
Charges & credits	—	(1,773)	—	420

	$48,580	$7,639	$45,266	$8,691

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

Supplemental Information

1)	What was the pretax operating income margin and incremental operating margin for the full year 2014?

The pretax operating income margin was 21.8% and the incremental operating margin was 37.2% for the full year 2014.

2)	What was the free cash flow as a percentage of income from continuing operations before noncontrolling interests, excluding charges and credits, for the full year 2014?

Free cash flow as a percentage of income from continuing operations before noncontrolling interests, excluding charges and credits, was 84% for the full year 2014.

3)	What is the capex guidance for the full year 2015?

Schlumberger capex (excluding multiclient and SPM investments) is expected to be $3.0 billion for 2015. Capex for the full year 2014 was $4.0 billion.

4)	What was included in “Interest and other income” for the fourth quarter of 2014?

“Interest and other income” for the fourth quarter of 2014 was $71 million. This amount consisted of earnings of equity method investments of $58 million and interest income of $13 million.

5)	How did interest income and interest expense change during the fourth quarter of 2014?

Interest income of $13 million was flat sequentially. Interest expense of $87 million was down $3 million sequentially.

6)	What is the difference between the “Pretax operating income” and Schlumberger’s consolidated income before taxes?

The difference consists of such items as corporate items (including charges and credits) and interest income and interest expense not allocated to the segments, as well as interest on postretirement medical benefits, stock-based compensation expense and the amortization expense associated with certain intangible assets.

7)	What was the effective tax rate (ETR), excluding charges and credits, for the fourth quarter of 2014?

The ETR for the fourth quarter of 2014, excluding charges and credits, was 21.4% as compared to 22.1% for the third quarter of 2014.

The ETR for the fourth quarter of 2014, including charges and credits, was 55.6%. There were no charges or credits recorded during the third quarter of 2014.

8)	How many shares of common stock were outstanding as of December 31, 2014 and how did this change from the end of the previous quarter?

There were 1.275 billion shares of common stock outstanding as of December 31, 2014. The following table shows the change in the number of shares outstanding from September 30, 2014 to December 31, 2014.

(Stated in millions)
Shares outstanding at September 30, 2014	1,287
Shares sold to optionees, less shares exchanged	—
Vesting of restricted stock	—
Shares issued under employee stock purchase plan	—
Stock repurchase program	(12)

Shares outstanding at December 31, 2014	1,275

9)	What were the weighted average number of shares outstanding during the fourth and third quarters of 2014 and how does this reconcile to the average number of shares outstanding, assuming dilution?

The weighted average number of shares outstanding during the fourth quarter and third quarter of 2014 were 1.282 billion and 1.293 billion, respectively. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution.

	(Stated in millions)
	Fourth Quarter 2014	Third Quarter 2014
Weighted average shares outstanding	1,282	1,294
Assumed exercise of stock options	7	12
Unvested restricted stock	4	4

Average shares outstanding, assuming dilution	1,293	1,310

10) What were multiclient sales in the fourth quarter of 2014?

Multiclient sales, including transfer fees, were $194 million in the fourth quarter of 2014 and $93 million in the third quarter of 2014.

11)	What do the various charges Schlumberger recorded during the fourth quarter of 2014 relate to?

WesternGeco restructuring:

Due to the expectation of lower exploration spending as a result of lower commodity prices, Schlumberger decided to restructure its WesternGeco marine seismic fleet in order to lower its operating costs. Three previous-generation acquisition vessels with lower towing capacity and higher operating costs will be converted to source vessels allowing for the termination of two third-party source vessel leases and the retirement of two owned source vessels.

As a result of this restructuring, Schlumberger performed an impairment test and determined that the carrying values of certain of its vessels exceeded their respective fair values by $590 million. This impairment charge relates to the six Explorer class vessels which were acquired at a premium in the 2007 purchase of Eastern Echo Holdings Plc. In addition to the $590 million impairment charge relating to these six vessels, Schlumberger also recorded an $85 million impairment charge relating to a seismic intangible asset and $131 million of other charges primarily related to lease termination costs and other seismic assets as a result of the restructuring. Schlumberger did not incur any significant cash expenditures as a result of these charges.

Venezuela currency devaluation loss:

Although the functional currency of Schlumberger’s operations in Venezuela is the US dollar, a portion of the transactions are denominated in local currency. Schlumberger has historically applied the official exchange rate of 6.3 Venezuelan Bolivares fuertes per US dollar to remeasure local currency transactions and balances into US dollars. Effective December 31, 2014, Schlumberger concluded that it was appropriate to apply the SICAD II exchange rate of 50 Venezuelan Bolivares fuertes per US dollar as it believes that this rate best represents the economics of Schlumberger’s business activity in Venezuela. As a result, Schlumberger recorded a $472 million devaluation charge.

Workforce reduction:

In response to lower commodity pricing and anticipated lower exploration and production spending in 2015, Schlumberger decided to reduce its overall headcount to better align with anticipated activity levels for 2015. Schlumberger recorded a $296 million charge associated with a headcount reduction of approximately 9,000.

SPM development project impairment:

Schlumberger determined that, primarily as a result of the recent decline in commodity prices, the carrying value of its investment in an SPM development project in the Eagle Ford Shale was in excess of its fair value. Accordingly, Schlumberger recorded a $199 million impairment charge.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 120,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $48.58 billion in 2014. For more information, visit www.slb.com.

*	Mark of Schlumberger or of Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, January 16, 2015. The call is scheduled to begin at 7:00 a.m. (US Central Time), 8:00 a.m. (Eastern Time), 2:00 p.m. (Paris time). To access the call, which is open to the public, please contact the conference call operator at +1 (800) 230-1085 within North America, or +1 (612) 332-0107 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until February 16, 2015 by dialing +1 (800) 475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 339697.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

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This full-year and fourth-quarter 2014 earnings release and Supplemental Information, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the success of Schlumberger’s joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world, including in Russia and the Ukraine; pricing erosion; weather and seasonal factors; operational delays; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in this full-year and fourth-quarter 2014 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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